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Smartvideo Technologies, Inc.
3505 Koger Boulevard
Suite 400
Duluth, GA 30096

Re:  Smartvideo Technologies, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to Smartvideo Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by certain stockholders of the Company of up to 6,075,000 shares of the Company’s common stock (the “Common Stock”). Six million shares of the Common Stock were originally issued pursuant to a General Release and Settlement Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the claimant parties signatory thereto (the “Settlement Agreement”) and 75,000 shares of the Common Stock were originally issued to Centurion Investments and Holding Co. pursuant to an Asset Purchase and Consulting Services Agreement (the “Consulting Services Agreement”) for services rendered to the Company. The Settlement Agreement and the Consulting Services Agreement are being filed as exhibits to the Registration Statement.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i) the Registration Statement;

(ii) the Settlement Agreement;

(iii) the Consulting Services Agreement;

(iii) the certificate of incorporation of the Company, as certified by the Secretary of State of the State of Delaware as of February 8, 2007, as amended, and the bylaws, as amended, of the Company as presently in effect as of the date hereof as certified by the Secretary of the Company; and

Smartvideo Technologies, Inc.
February 9, 2007

(iv) resolutions adopted by the Company’s board of directors, certified by the Secretary of the Company, relating to the execution and delivery of, and the performance by the Company of its respective obligations under, the Transaction Documents (as defined below), including the issuance of the shares of Common Stock.

The Settlement Agreement and the Consulting Services Agreement are each referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents”.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Company); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents are the valid and binding obligations of each of the parties thereto (other than the Company), enforceable against such parties (other than the Company) in accordance with their respective terms; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the shares of Common Stock have been duly authorized, and are validly issued, fully-paid and nonassessable.

Smartvideo Technologies, Inc.
February 9, 2007

We are members of the Bar of the State of Georgia, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than the Delaware General Corporation Law (including all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting such laws).

This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the references in the Registration Statement to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP